Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228090 on Form S-3 and No. 333-217944 on Form S-8 of our report dated February 27, 2019, relating to the financial statements and financial statement schedule of Gardner Denver Holdings, Inc., and the effectiveness of Gardner Denver Holdings, Inc’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Gardner Denver Holdings, Inc., for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Milwaukee, WI

February 27, 2019